Exhibit 99.1
October 11, 2007

IMMEDIATE RELEASE
Contact:  Melvin E. Meekins, Jr.
410.260.2000

Severn Bancorp, Inc. Announces Third Quarter Earnings

Severn Bancorp, Inc. (Nasdaq – SVBI) the parent company of Severn Savings Bank, FSB and Hyatt Commercial, today announced earnings for the third quarter ended September 30, 2007.  Net income for the third quarter was $2.4 million (unaudited), or $.24 per share, compared to $4.0 million (unaudited), or $.40 per share for the third quarter of 2006.  Net income was $8.8 million, or $.88 per share for the nine months ended September 30, 2007, compared to $12.1 million, or $1.20 per share for the nine months ended September 30, 2006.  "Severn specializes in mortgage lending.  The mortgage business and the residential real estate market, generally, are cyclical.  We happen to be in a down cycle and the third quarter results reflected that," said Alan J. Hyatt, President and Chief Executive Officer.  “Given the environment we are in, although the results are not what we have become accustomed to, earnings were not insignificant.  We continue to have a very strong capital position which will allow us to take advantage of opportunities as they arise, and Severn continues to expand its community banking services."
With approximately $940 million in assets, Severn Savings Bank, FSB is a full service community bank offering a wide range of personal and commercial deposit products, as well as residential and commercial mortgage lending in Anne Arundel County and, to a lesser extent, in other parts of Maryland, Delaware and Northern Virginia.  The Bank has four branch locations, at 200 Westgate Circle and 1917 West Street in Annapolis, 413 Crain Highway in Glen Burnie and 3083 Solomon’s Island Road in Edgewater.  Severn’s website is www.severnbank.com.
For additional information or questions, please contact Melvin E. Meekins, Jr., or S. Scott Kirkley, Executive Vice Presidents, Severn Bancorp, Inc. 200 Westgate Circle, Suite 200, Annapolis, Maryland 21401, 410.260.2000, e-mail: mmeekins@severnbank.com or skirkley@severnbank.com.